UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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RESTORATION ROBOTICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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RESTORATION ROBOTICS, INC.

128 Baytech Drive

San Jose, CA 95134

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 13, 2018

To the Stockholders of Restoration Robotics, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Restoration Robotics, Inc., a Delaware corporation (the “Company”), will be held on June 13, 2018, at 10:00 a.m. Pacific Time. This year’s Annual Meeting will be held entirely online to allow greater participation and improved communication, and provide cost savings for our stockholders and the Company. You will be able to attend and participate in the Annual Meeting online by visiting www.virtualshareholdermeeting.com/HAIR2018 where you will be able to listen to the meeting live, submit questions and vote. The Annual Meeting will be held for the following purposes:

1.	To elect two directors to hold office until the 2021 annual meeting of stockholders or until their successors are elected and qualified;

2.	To ratify the selection, by the audit committee of the Company’s board of directors, of Grant Thornton LLP, as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2018; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting of Stockholders. Only stockholders who owned common stock of the Company at the close of business on April 19, 2018 (the “Record Date”) can vote at this meeting or any adjournments that take place.

The board of directors recommends that you vote:

FOR the election of the director nominees named in Proposal No. 1 of the Proxy Statement; and

FOR the ratification of the appointment of Grant Thornton LLP, as the independent registered public accounting firm, as described in Proposal No. 2 of the Proxy Statement.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, WE ENCOURAGE YOU TO READ THE ACCOMPANYING PROXY STATEMENT AND OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2017, AND SUBMIT YOUR PROXY AS SOON AS POSSIBLE USING ONE OF THE THREE CONVENIENT VOTING METHODS DESCRIBED IN THE “INFORMATION ABOUT THE PROXY PROCESS AND VOTING” SECTION IN THE PROXY STATEMENT. IF YOU RECEIVE MORE THAN ONE SET OF PROXY MATERIALS OR NOTICE OF INTERNET AVAILABILITY BECAUSE YOUR SHARES ARE REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY SHOULD BE SIGNED AND SUBMITTED TO ENSURE THAT ALL OF YOUR SHARES WILL BE VOTED.

By Order of the Board of Directors

/s/ Ryan Rhodes
Ryan Rhodes
President and Chief Executive Officer

San Jose, California

April 26, 2018

RESTORATION ROBOTICS, INC.

128 Baytech Drive

San Jose, CA 95134

PROXY STATEMENT

FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS

JUNE 13, 2018

We have sent you this Proxy Statement and the enclosed Proxy Card because the board of directors of Restoration Robotics, Inc. (referred to herein as the “Company,” “Restoration Robotics,” “we,” “us” or “our”) is soliciting your proxy to vote at our 2018 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, June 13, 2018, at 10:00 a.m. Pacific Time. The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/HAIR2018, where you will be able to listen to the meeting live, submit questions and vote online.

•	This Proxy Statement summarizes information about the proposals to be considered at the Annual Meeting and other information you may find useful in determining how to vote.

•	The Proxy Card is the means by which you actually authorize another person to vote your shares in accordance with your instructions.

In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, e-mail and personal interviews. We may retain outside consultants to solicit proxies on our behalf as well. All costs of solicitation of proxies will be borne by us. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

Pursuant to the rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our Annual Meeting materials, which include this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2017 (the “Form 10-K”), over the internet in lieu of mailing printed copies. We will begin mailing the Notice of Internet Availability to our stockholders of record as of April 19, 2018 (the “Record Date”) for the first time on or about April 26, 2018. The Notice of Internet Availability will contain instructions on how to access and review the Annual Meeting materials, and will also contain instructions on how to request a printed copy of the Annual Meeting materials. In addition, we have provided brokers, dealers, banks, voting trustees and their nominees, at our expense, with additional copies of our proxy materials and the Form 10-K so that our record holders can supply these materials to the beneficial owners of shares of our common stock as of the Record Date. The Form 10-K is also available in the “Investors & Media – SEC Filings” section of our website at http://ir.restorationrobotics.com.

The only outstanding voting securities of Restoration Robotics, Inc. are shares of common stock, $0.0001 par value per share (the “common stock”), of which there were 29,046,156 shares outstanding as of the Record Date (excluding any treasury shares). The holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote, present in person or represented by proxy, are required to hold the Annual Meeting.

INFORMATION ABOUT THE PROXY PROCESS AND VOTING

Why am I receiving these materials?

We have made this Proxy Statement and Proxy Card available to you on the internet or, upon your request, have delivered printed proxy materials to you, because the board of directors is soliciting your proxy to vote at the Annual Meeting, including any adjournments or postponements thereof. You are invited to attend the Annual Meeting online; however, you are not required to attend the Annual Meeting in order to vote your shares. Instead, you may simply complete, sign and return the Proxy Card, or follow the instructions below to submit your proxy over the telephone or on the internet.

This Proxy Statement, the Notice of Internet Availability, the Notice of Annual Meeting and accompanying Proxy Card were first made available for access by our stockholders on or about April 19, 2018 to all stockholders of record entitled to vote at the Annual Meeting.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 29,046,156 shares of common stock issued and outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on the Record Date, your shares were registered directly in your name with the transfer agent for our common stock, Computershare Inc., then you are a stockholder of record. As a stockholder of record, you may vote at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting online, we urge you to fill out and return the Proxy Card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If, on the Record Date, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid Proxy Card from your broker or other agent.

What am I being asked to vote on?

You are being asked to vote on two proposals:

•	Proposal 1—the election of two Class I directors to hold office until our 2021 annual meeting of stockholders; and

•	Proposal 2—the ratification of the selection, by the audit committee of our board of directors, of Grant Thornton LLP, as our independent registered public accounting firm for the year ending December 31, 2018.

In addition, you are entitled to vote on any other matters that are properly brought before the Annual Meeting.

How do I attend the Virtual Annual Meeting?

This year’s Annual Meeting will be held entirely online to allow greater participation and improved communication and provide cost savings for our stockholders and the Company. Stockholders of record as of April 19, 2018 will be able to attend and participate in the Annual Meeting online by accessing www.virtualshareholdermeeting.com/HAIR2018. To join the Annual Meeting, you will need to have your 16-digit control number which is included on your Notice of Internet Availability of Proxy Materials and your proxy card.

How do I vote?

•	For Proposal 1, you may either vote “For” all the nominees to the board of directors or you may “Withhold” your vote for any nominee you specify.

•	For Proposal 2, you may either vote “For” or “Against” or abstain from voting.

Please note that by casting your vote by proxy you are authorizing the individuals listed on the Proxy Card to vote your shares in accordance with your instructions and in their discretion with respect to any other matter that properly comes before the Annual Meeting or any adjournments or postponements thereof.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote at the Annual Meeting. Alternatively, you may vote by proxy by using the accompanying Proxy Card, over the internet or by telephone. Whether or not you plan to attend the Annual Meeting, we encourage you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the Annual Meeting, you may still attend the Annual Meeting and vote in person. In such case, your previously submitted proxy will be disregarded.

•	To vote at the Annual Meeting, attend the Annual Meeting online and follow the instructions posted at www.virtualshareholdermeeting.com/HAIR2018.

•	To vote using the Proxy Card, simply complete, sign and date the accompanying Proxy Card and return it promptly in the envelope provided. If you return your signed Proxy Card before the Annual Meeting, we will vote your shares in accordance with the Proxy Card.

•	To vote by proxy over the internet, follow the instructions provided on the Notice of Internet Availability.

•	To vote by telephone, you may vote by proxy by calling the toll free number found on the Notice of Internet Availability.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction card to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

We provide internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

Who counts the votes?

Broadridge Financial Solutions, Inc. (“Broadridge”) has been engaged as our independent agent to tabulate stockholder votes, or the Inspector of Election. If you are a stockholder of record, your executed Proxy Card is returned directly to Broadridge for tabulation. As noted above, if you hold your shares through a broker, your broker returns one Proxy Card to Broadridge on behalf of all its clients.

How are votes counted?

Votes will be counted by the Inspector of Election appointed for the Annual Meeting, who will separately count “For” and, with respect to Proposal 2, “Against” votes, abstentions and broker non-votes. In addition, with respect to the election of directors, the Inspector of Election will count the number of “Withheld” votes received for each of the nominees. If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “routine” items, but not with respect to “non-routine” items. See below for more information regarding: “What are “broker non-votes”?” and “Which ballot measures are considered “routine” or “non-routine”?”

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. In the event that a broker, bank, custodian, nominee or other record holder of common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your vote is counted on each of the proposals.

Which ballot measures are considered “routine” or “non-routine?”

The ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2018 (Proposal 2) is considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal 2. The election of directors (Proposal 1) is considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposal 1.

How many votes are needed to approve the proposal?

With respect to Proposal 1, the election of directors, the two nominees receiving the highest number of “For” votes will be elected.

With respect to Proposal 2, the affirmative vote of the majority of votes cast (excluding abstentions and broker non-votes) is required for approval. This is a routine proposal and therefore we do not expect any broker non-votes.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the Record Date.

What if I return a Proxy Card but do not make specific choices?

If we receive a signed and dated Proxy Card and the Proxy Card does not specify how your shares are to be voted, your shares will be voted “For” the election of each of the two nominees for director, and “For” the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm. If any other matter is properly presented at the Annual Meeting, your proxy (one of the individuals named on your Proxy Card) will vote your shares in his or her discretion.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors, officers and employees may also solicit proxies in person, by telephone or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of materials?

If you receive more than one set of materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all the shares you own, you must either sign and return all of the Proxy Cards or follow the instructions for any alternative voting procedure on each of the Proxy Cards.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy with a later date.

•	You may send a written notice that you are revoking your proxy to our Chief Financial Officer and Corporate Secretary at 128 Baytech Drive, San Jose, California 95134.

•	You may attend the Annual Meeting online and vote by following the instructions at www.proxyvote.com. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them.

When are stockholder proposals due for next year’s Annual Meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 28, 2018, to our Chief Financial Officer and Corporate Secretary at 128 Baytech Drive, San Jose, California 95134; provided that if the date of the annual meeting is more than 30 days from June 13, 2019, the deadline is a reasonable time before we begin to print and send our proxy materials for next year’s annual meeting. Pursuant to the bylaws, in order for a stockholder to present a proposal for next year’s annual meeting, other than proposals to be included in the proxy statement as described above, or to nominate a director, you must do so between February 12, 2019 and March 14, 2019; provided that if the date of that annual meeting is more than 30 days before or more than 60 days after June 13, 2019, you must give notice not later than the 90th day prior to the annual meeting date or, if later, the 10th day following the day on which public disclosure of the annual meeting date is first made. You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote are present in person or represented by proxy at the Annual Meeting. On the Record Date, there were 29,046,156 shares outstanding and entitled to vote. Accordingly, 14,523,079 shares must be represented by stockholders present at the Annual Meeting or by proxy to have a quorum.

Your shares will be counted toward the quorum only if you submit a valid proxy or vote at the Annual Meeting. Abstentions will be counted toward the quorum requirement. If there is no quorum, either the chair of the Annual Meeting or a majority in voting power of the stockholders entitled to vote at the Annual Meeting, present in person or represented by proxy, may adjourn the Annual Meeting to another time or place.

How can I find out the results of the voting at the Annual Meeting?

Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

Implications of being an “emerging growth company.”

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements. These reduced reporting requirements include reduced disclosure about our executive compensation arrangements and no non-binding advisory votes on executive compensation. We will remain an emerging growth company until the earlier of: (1) December 31, 2022, (2) the last day of the fiscal year in which we have total annual gross revenue of at least $1.07 billion, (3) the last day of the fiscal year in which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, which would occur if the market value of our common stock held by non-affiliates exceeded $700.0 million as of the last business day of the second fiscal quarter of such year or (4) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our board of directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a staggered, three-year term. Unless the board of directors determines that vacancies (including vacancies created by increases in the number of directors) shall be filled by the stockholders, and except as otherwise provided by law, vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors. A director elected by the board of directors to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified.

Emmett Cunningham, Jr., M.D., Ph.D., a current Class I director, and the board of directors determined that Dr. Cunningham will not stand for re-election at the Annual Meeting. Dr. Cunningham’s decision not to stand for re-election is due to his ongoing and anticipated future commitments as a Managing Director of Clarus Ventures and is not due to any disagreement with the Company, the board of directors or the management of the Company. In connection with the foregoing, the board of directors approved a reclassification of its director classes, effective at the Annual Meeting, in order to achieve a more equal balance of membership among the Company’s three classes of directors. In particular, effective at the cessation of Dr. Cunningham’s term as a Class I director at the Annual Meeting, Gil Kliman, M.D., one of the Company’s Class II directors, will be reclassified as a Class I director and stand for re-election at the Annual Meeting and the size of the Board will be reduced to six members. The reclassification results in an equal number of Class I, Class II and Class III directors.

As of the Annual Meeting, the board of directors consists of six seated directors, divided into the three following classes:

•	Class I directors: Jeffrey Bird, M.D., Ph.D. and Gil Kliman, M.D., whose current terms will expire at the Annual Meeting;

•	Class II directors: Frederick Moll, M.D. and Craig Taylor, whose current terms will expire at the annual meeting of stockholders to be held in 2019; and

•	Class III directors: Ryan Rhodes and Shelley Thunen, whose current terms will expire at the annual meeting of stockholders to be held in 2020.

At each annual meeting of stockholders, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third subsequent annual meeting of stockholders.

Drs. Bird and Kliman have been nominated to serve as Class I directors and have each elected to stand for reelection. Each director to be elected will hold office from the date of their election by the stockholders until the third subsequent annual meeting of stockholders or until his successor is elected and has been qualified, or until such director’s earlier death, resignation or removal.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the board of directors may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. Directors are elected by a plurality of the votes cast at the meeting.

The following table sets forth, for the Class I nominees (who are currently standing for re-election) and for our other current directors who will continue in office after the Annual Meeting, information with respect to their ages as of April 19, 2018 and position/office held within the Company:

Name	Age	Position/Office Held With the Company	Director Since
Class I Directors whose terms expire at the Annual Meeting
Jeffery Bird, M.D., Ph.D.(2).	57	Director	2005
Gil Kliman, M.D.(1)(3).	59	Director	2007
Class II Directors whose terms expire at the 2019 Annual Meeting of Stockholders
Frederick Moll, M.D.(1)(2)	66	Chairman of the Board and Director	2002
Craig Taylor(3)	67	Director	2017
Class III Directors whose terms expire at the 2020 Annual Meeting of Stockholders
Ryan Rhodes	56	President, Chief Executive Officer and Director	2016
Shelley Thunen(1)(2)	65	Director	2015

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the nominating and corporate governance committee.

Set forth below is biographical information for the nominees and each person whose term of office as a director will continue after the Annual Meeting. The following includes certain information regarding our directors’ individual experience, qualifications, attributes and skills that led the board of directors to conclude that they should serve as directors.

Nominees for Election to a Three-Year Term Expiring at the 2021 Annual Meeting of Stockholders

Jeffrey Bird, M.D., Ph.D. has served as a member of our board of directors since July 2005. Since July 2003, Dr. Bird has been a Managing Director at Sutter Hill Ventures, a California limited partnership (“Sutter Hill Ventures”), where he focuses on healthcare, including biotechnology and medical devices. Dr. Bird serves on the board of directors of Portola Pharmaceuticals, Inc. Dr. Bird previously served on the boards of directors of Horizon Pharma plc until October 2015 and Threshold Pharmaceuticals, Inc. until August 2017. Dr. Bird received a B.S. in Biological Sciences, a Ph.D. and an M.D. from Stanford University. We believe Dr. Bird is qualified to serve on our board of directors due to his over 20 years of experience in the medical and pharmaceutical industry and his experience investing in biotechnology and medical device companies.

Gil Kliman, M.D. has served as a member of our board of directors since July 2007. Dr. Kliman is Managing Director at InterWest Partners, where he has led their medical device team since 1999. Dr. Kliman is also the co-founder and co-chairman of the Ophthalmology Innovation Summit, an ophthalmology business conference. Dr. Kliman serves on the board of directors of Glaukos Corporation and several private life science companies. Dr. Kliman received a B.A. from Harvard University, an M.D. from the University of Pennsylvania and an M.B.A. from Stanford University. We believe Dr. Kliman is qualified to serve on our board of directors due to his experience investing in medical device and technology companies for over two decades.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH NAMED NOMINEE.

Directors Continuing in Office Until the 2019 Annual Meeting of Stockholders

Frederic Moll, M.D. has been a member and served as Chairman of our board since November 2002. Dr. Moll is also a co-founder, and, since September 2012, is the Chief Executive Officer of Auris Surgical Robotics, Inc. From 2002 to 2010, Dr. Moll served as the Chief Executive Officer of Hansen Medical, a medical robotics company, which he also co-founded. Previously, Dr. Moll co-founded Intuitive Surgical, Inc. and from 1995 to 2002 served as its first Chief Executive Officer. Dr. Moll also co-founded Origin Medisystems, Inc., which later became an operating company within Guidant Corp. following its acquisition by Eli Lilly & Co., and Endotherapeutics Corp. Dr. Moll serves on the boards of directors of Biolase, Inc. and IntersectENT, Inc. Dr. Moll received a B.A. in economics from the University of California at Berkeley, an M.S. degree in management from Stanford University and an M.D. from the University of Washington. We believe Dr. Moll is qualified to serve on our board of directors due to his experience with the Company since its founding and his over 20 years of experience in the medical device industry.

Craig Taylor has served as a member of our board of directors since March 2017. Mr. Taylor is President of Alloy Ventures, Inc., which he co-founded in 1996 and where he focuses on investments in laboratory instrumentation, diagnostics and medical devices. He served on the Board of Advisors of the MIT/Stanford Venture Laboratory and served as a Director at the National Venture Capital Association. Mr. Taylor received a B.S. and an M.S. in physics from Brown University, as well as an M.B.A. from Stanford University. We believe Mr. Taylor is qualified to serve on our board of directors due to his experience investing in medical technologies and his experience on boards of directors in the medical industry.

Directors Continuing in Office Until the 2020 Annual Meeting of Stockholders

Ryan Rhodes has served as our President and Chief Executive Officer since July 2016 and as a member of our board of directors since July 2016. From January 2002 to June 2015, Mr. Rhodes held a number of positions at Intuitive Surgical Inc., a market leader in surgical robotics, including Vice-President of World-Wide Clinical Marketing, Senior Director of World-Wide Marketing and Director of Marketing. Prior to Intuitive Surgical Inc., Mr. Rhodes spent over 11 years in various management positions in sales, marketing, professional education, and market development at Ethicon Inc., a Johnson & Johnson Company. Mr. Rhodes holds a B.A. in Public Administration from San Diego State University. We believe Mr. Rhodes is qualified to serve on our board of directors due to experience in sales and marketing and his role as the chief executive of our business.

Shelley Thunen has served as a member of our board of directors since July 2015. Since January 2016, Ms. Thunen has served as the Chief Administrative Officer and Chief Financial Officer of RxSight, Inc., a medical device company. From January 2013 to October 2015, Ms. Thunen served as the Chief Financial Officer and Corporate Secretary of Endologix Inc., a medical device company. From August 2010 to December 2012, Ms. Thunen served as Associate General Manager of LenSx, Inc., an indirect wholly-owned subsidiary of Alcon, Inc., a developer and manufacturer of vision care products, which Novartis International AG acquired in April 2011. From April 2008 to August 2010, Ms. Thunen served as a board member and chair of the audit committee and from November 2009 to August 2010, Ms. Thunen served as Chief Financial Officer and Vice President, Operations of LenSx, Inc., which Alcon, Inc. acquired in August 2010. Prior to LenSx, Inc., Ms. Thunen served in a variety of management and executive roles at public and private medical device companies. Ms. Thunen received a B.A. in economics and an M.B.A. from the University of California, Irvine. We believe Ms. Thunen is qualified to serve on our board of directors due to her experience in finance and accounting at medical device companies.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has engaged Grant Thornton LLP (“Grant Thornton”), as our independent registered public accounting firm for the year ending December 31, 2018, and is seeking ratification of such selection by our stockholders at the Annual Meeting. Grant Thornton has audited our financial statements for each of our fiscal years since the fiscal year ended December 31, 2015. Representatives of Grant Thornton are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Grant Thornton as our independent registered public accounting firm. However, the audit committee is submitting the selection of Grant Thornton to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain Grant Thornton. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

Principal Accountant Fees and Services

The following table provides information regarding the fees incurred to Grant Thornton during the years ended December 31, 2017 and 2016. The audit committee approved all of the fees described below incurred since our initial public offering in October 2017.

	Year Ended December 31,
	2017	2016
	(In thousands)
Audit Fees(1)	$1,230,555	$122,251
Tax Fees(2)	70,132	63,130
Audit-Related Fees	—	—
All Other Fees	—	—

Total Fees	$1,300,687	$185,381

(1)	Audit fees are fees billed related to the audit of our annual consolidated financial statements included in our annual report on Form 10-K; the review of our quarterly consolidated financial statements; comfort letters, consents and assistance with and review of documents filed with the SEC, including our Registration Statement on Form S-1, which was declared effective on October 11, 2017, related to our initial public offering.
(2)	Tax Fees consist of fees billed for tax compliance, tax advice and tax planning services.

Pre-Approval Policies and Procedures

The audit committee or a delegate of the audit committee pre-approves, or provides pursuant to pre-approvals policies and procedures for the pre-approval of, all audit and non-audit services provided by its independent registered public accounting firm. This policy is set forth in the charter of the audit committee and is available at http://ir.restorationrobotics.com.

The audit committee approved all of the audit, audit-related, tax and other services provided by Grant Thornton for 2016 and all of the audit, audit-related, tax and other services provided by Grant Thornton in 2017 following our initial public offering in October 2017 and, in each case, the estimated costs of those services. Actual amounts billed, to the extent in excess of the estimated amounts, are periodically reviewed and approved by the audit committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Restoration Robotics, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The primary purpose of the audit committee is to oversee our financial reporting processes on behalf of our board of directors. The audit committee’s functions are more fully described in its charter, which is available on our website at http://ir.restorationrobotics.com. Management has the primary responsibility for our financial statements and reporting processes, including our systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management Restoration Robotics Inc.’s audited financial statements as of and for the year ended December 31, 2017.

The audit committee has discussed with Grant Thornton LLP (“Grant Thornton”), the Company’s independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board (the “PCAOB”). In addition, the audit committee discussed with Grant Thornton their independence, and received from Grant Thornton the written disclosures and the letter required by Ethics and Independence Rule 3526 of the PCAOB. Finally, the audit committee discussed with Grant Thornton, with and without management present, the scope and results of Grant Thornton’s audit of such financial statements.

Based on these reviews and discussions, the audit committee has recommended to our board of directors that such audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the SEC. The audit committee also has engaged Grant Thornton as our independent registered public accounting firm for the fiscal year ending December 31, 2018 and is seeking ratification of such selection by the stockholders.

Audit Committee

Shelley Thunen, Chair

Frederic Moll, M.D.

Gil Kliman, M.D.

CORPORATE GOVERNANCE

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics is available on our website at http://ir.restorationrobotics.com. Any amendments to the code, or any waivers of its requirements, will be disclosed on our website.

Corporate Governance Guidelines

We believe in sound corporate governance practices and have adopted formal corporate governance guidelines to enhance our effectiveness. Our board of directors adopted these corporate governance guidelines in order to ensure that it has the necessary practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The corporate governance guidelines are also intended to align the interests of directors and management with those of our stockholders. The corporate governance guidelines set forth the practices our board of directors follows with respect to board of directors and committee composition and selection, board of directors meetings, Chief Executive Officer performance evaluation and succession planning. A copy of our corporate governance guidelines is available on our website at http://ir.restorationrobotics.com.

Independence of the Board of Directors

As required under the Nasdaq Global Market (“Nasdaq”) rules and regulations, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by such board. The board of directors consults with the Company’s counsel to ensure that the board of directors’ determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent Nasdaq listing standards, as in effect from time to time.

Consistent with these considerations, our board of directors has determined that all of our directors, other than Ryan Rhodes, qualify as “independent” directors in accordance with the Nasdaq listing requirements. Mr. Rhodes is not considered independent because he is an employee of Restoration Robotics. The Nasdaq independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his or her family members has engaged in various types of business dealings with us. In addition, as required by Nasdaq rules, our board of directors has made a subjective determination as to each independent director that no relationships exist, which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our board of directors considered information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management. There are no family relationships among any of our directors or executive officers.

As required under Nasdaq rules and regulations, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. All of the committees of our board of directors are comprised entirely of directors determined by the board of directors to be independent within the meaning of Nasdaq and SEC rules and regulations applicable to the members of such committees.

Leadership Structure of the Board

Our bylaws and corporate governance guidelines provide our board of directors with flexibility to combine or separate the positions of Chairman of the board of directors and Chief Executive Officer and to implement a lead director in accordance with its determination that utilizing one or the other structure would be in the best interests of our company. Dr. Moll currently serves as the chairman of our board of directors. In that role, Dr. Moll presides over the executive sessions of the board of directors and as a liaison between management and the board of directors.

Our board of directors has concluded that our current leadership structure is appropriate at this time. However, our board of directors will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

Role of Board in Risk Oversight Process

Risk assessment and oversight are an integral part of our governance and management processes. Our board of directors encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings, and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us. Throughout the year, senior management reviews these risks with the board of directors at regular board meetings as part of management presentations that focus on particular business functions, operations or strategies and presents the steps taken by management to mitigate or eliminate such risks.

Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through our board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure and our audit committee is responsible for overseeing our major financial risk exposures and the steps our management has taken to monitor and control these exposures. The audit committee also monitors compliance with legal and regulatory requirements. Our nominating and governance committee monitors the effectiveness of our corporate governance guidelines and considers and approves or disapproves any related-person transactions. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Board Committees

Audit Committee

Our audit committee oversees our corporate accounting and financial reporting process. Among other matters, the audit committee:

•	appoints our independent registered public accounting firm;

•	evaluates the independent registered public accounting firm’s qualifications, independence and performance;

•	determines the engagement of the independent registered public accounting firm;

•	reviews and approves the scope of the annual audit and the audit fee;

•	discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly consolidated financial statements;

•	approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

•	monitors the rotation of partners of the independent registered public accounting firm on our engagement team in accordance with requirements established by the SEC;

•	is responsible for reviewing our consolidated financial statements and our management’s discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC;

•	reviews our critical accounting policies and estimates; and

•	reviews the audit committee charter and the committee’s performance at least annually.

The current members of our audit committee are Shelley Thunen, Frederic Moll, M.D. and Gil Kliman, M.D. Ms. Thunen serves as the chair of the committee. All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. Our board of directors has determined that Ms. Thunen is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of Nasdaq. Under the rules of the SEC, members of the audit committee must also meet heightened independence standards. Our board of directors has determined that each of Ms. Thunen and Drs. Moll and Kliman are independent under the applicable rules of the SEC and Nasdaq. The audit committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq. A copy of the audit committee charter is available to security holders on the Company’s website at http://ir.restorationrobotics.com.

Compensation Committee

Our compensation committee oversees policies relating to compensation and benefits of our officers and employees. The compensation committee reviews and approves or recommends corporate goals and objectives relevant to compensation of our executive officers (other than our Chief Executive Officer), evaluates the performance of these officers in light of those goals and objectives and approves the compensation of these officers based on such evaluations. The compensation committee also reviews and approves or makes recommendations to our board of directors regarding the issuance of stock options and other awards under our stock plans to our executive officers (other than our Chief Executive Officer). The compensation committee reviews the performance of our Chief Executive Officer and makes recommendations to our board of directors with respect to his compensation and our board of directors retains the authority to make compensation decisions relative to our Chief Executive Officer. The compensation committee will review and evaluate, at least annually, the performance of the compensation committee and its members, including compliance by the compensation committee with its charter.

The current members of our compensation committee are Dr. Moll, Jeffrey Bird, M.D. and Ms. Thunen. Dr. Moll serves as the chairman of the committee. Each of the members of our compensation committee is independent under the applicable rules and regulations of Nasdaq, is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act and is an “outside director” as that term is defined in Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, or Section 162(m). The compensation committee operates under a written charter that satisfies the applicable standards of the SEC and The Nasdaq. The compensation committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq rules. A copy of the compensation committee charter is available to security holders on the Company’s website at http://ir.restorationrobotics.com.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is responsible for making recommendations to our board of directors regarding candidates for directorships and the size and composition of our board of directors. In addition, the nominating and corporate governance committee is responsible for overseeing our corporate governance policies and reporting and making recommendations to our board of directors concerning governance matters.

The current members of our nominating and corporate governance committee are Craig Taylor and Dr. Kliman. Mr. Taylor serves as the chair of the committee. Each of the members of our nominating and corporate governance committee is an independent director under the applicable rules and regulations of Nasdaq relating to nominating and corporate governance committee independence.

The nominating and corporate governance committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq rules. A copy of the nominating and corporate governance committee charter is available to security holders on the Company’s website at http://ir.restorationrobotics.com.

The nominating and corporate governance committee will consider director candidates recommended by stockholders. For a stockholder to make any nomination for election to the board of directors at an annual meeting, the stockholder must provide notice to the Company, which notice must be delivered to, or mailed and received at, the Company’s principal executive offices not less than 90 days and not more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the stockholder’s notice must be delivered, or mailed and received, not later than 90 days prior to the date of the annual meeting or, if later, the 10th day following the date on which public disclosure of the date of such annual meeting is made. Further updates and supplements to such notice may be required at the times, and in the forms, required under our bylaws. As set forth in our bylaws, submissions must include the name and address of the proposed nominee, information regarding the proposed nominee that is required to be disclosed in a proxy statement or other filings in a contested election pursuant to Section 14(a) under the Exchange Act, information regarding the proposed nominee’s indirect and direct interests in shares of the Company’s common stock, and a completed and signed questionnaire, representation and agreement of the proposed nominee. Our bylaws also specify further requirements as to the form and content of a stockholder’s notice. We recommend that any stockholder wishing to make a nomination for director review a copy of our bylaws, as amended and restated to date, which is available, without charge, from our Chief Financial Officer and Corporate Secretary, at 128 Baytech Drive, San Jose, California 95134.

Board Diversity

Our nominating and corporate governance committee is responsible for reviewing with the board of directors, on an annual basis, the appropriate characteristics, skills and experience required for the board of directors as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the nominating and corporate governance committee, in recommending candidates for election, and the board of directors, in approving (and, in the case of vacancies, appointing) such candidates, may take into account many factors, including but not limited to the following:

•	personal and professional integrity;

•	ethics and values;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	experience in the industries in which we compete;

•	experience as a board member or executive officer of another publicly held company;

•	diversity of expertise and experience in substantive matters pertaining to our business relative to other board members;

•	conflicts of interest; and

•	practical and mature business judgment.

Currently, our board of directors evaluates each individual in the context of the board of directors as a whole, with the objective of assembling a group that can best maximize the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

Meetings of the Board of Directors, Board and Committee Member Attendance and Annual Meeting Attendance

During 2017, our board of directors met six times, the audit committee met two times, the compensation committee met two times and the nominating and corporate governance committee did not meet. During 2017, each board of directors member attended at least 75% of the meetings of the board of directors and of the committees of the board of directors on which he or she served, in each case, to the extent appointed as a board of directors member at the relevant time of each meeting. We encourage all of our directors and nominees for director to attend our annual meeting of stockholders; however, attendance is not mandatory.

Stockholder Communications with the Board of Directors

Should stockholders wish to communicate with the board of directors or any specified individual directors, such correspondence should be sent to the attention of the Chief Financial Officer and Corporate Secretary, at 128 Baytech Drive, San Jose, California 95134. The Chief Financial Officer and Corporate Secretary will forward the communication to the board of directors.

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2017, our compensation committee consisted of Drs. Moll and Bird and Ms. Thunen. None of the members of our compensation committee during 2017 nor any of the current members of the committee has at any time been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers on our board of directors or compensation committee.

Appointment of Class II Director effective July 1, 2018

On April 18, 2018, the board of directors approved the appointment of Keith J. Sullivan to the board of directors effective as of July 1, 2018 as a Class II director (with a term expiring at the 2019 annual meeting of stockholders). In light of current commitments, Mr. Sullivan is not available to serve as a member of the board of directors until July 1, 2018. Mr. Sullivan, 60, previously served as Chief Commercial Officer and President, North America of ZELTIQ Aesthetics, Inc., a medical technology company focused on developing and commercializing products utilizing its proprietary controlled-cooling technology platform under the Coolsculpting® brand, from January 2016 until the acquisition of ZELTIQ by Allergan, Inc. in April 2017. Mr. Sullivan previously served as Senior Vice President and Chief Commercial Officer of ZELTIQ from November 2014 until January 2016 and as Senior Vice President of Worldwide Sales and Marketing from July 2013 through October 2014. Mr. Sullivan, who has more than 30 years of senior sales leadership experience in the medical device industry, has previously held leadership positions with Medicis Pharmaceuticals, Reliant Technologies, Medtronic, Vision Quest Laser Center and Coherent Medical. Mr. Sullivan received a Bachelor of Business Administration from the College of William and Mary.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of transactions since January 1, 2017 to which we have been a party, in which the amount involved exceeds $120,000, and in which any of our directors, executive officers or beneficial owners of more than 5% of our capital stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.

Sales and Purchases of Securities

Series C Preferred Stock Financing

In a series of financings since January 1, 2017, the last of which occurred on June 15, 2017, we issued an aggregate of 1,529,397 shares of our Series C preferred stock at a price per share of $7.15 for aggregate proceeds to us of approximately $10.9 million. The table below sets forth the number of shares of Series C preferred stock sold to our directors, executive officers or owners of more than 5% of a class of our capital stock, or an affiliate or immediate family member thereof since January 1, 2017:

Name	Number of Shares of Series C Preferred Stock	Purchase Price
Entities affiliated with Sutter Hill Ventures(1)	206,201	$1,474,337.15
Clarus Lifesciences II, L.P.(2)	192,592	$1,377,032.80
Entities affiliated with Alloy Ventures(3)	184,858	$1,321,734.70
InterWest Partners IX, L.P.(4)	181,036	$1,294,407.40
Jeffrey Bird, M.D., Ph.D.(5)	13,117	$93,786.55

(1)	Jeffrey Bird, M.D., Ph.D., who is a member of our board of directors, is a managing director of Sutter Hill Ventures.
(2)	Emmett Cunningham, Jr., M.D., Ph.D., who is a member of our board of directors until the Annual Meeting, is a managing director of Clarus Ventures, LLC.
(3)	Craig Taylor, who is a member of our board of directors, is President of Alloy Ventures, Inc.
(4)	Gil Kliman, M.D., who is a member of our board of directors, is a managing director of InterWest Partners IX, L.P.
(5)	Consists of shares of Series C preferred stock held by Jeffrey W. Bird and Christina R. Bird, Co-Trustees of Jeffrey W. and Christina R. Bird Trust U/A/D 10/31/00, a trust in which Jeffrey Bird, M.D., Ph.D., who is a member of our board of directors, is a trustee.

Convertible Note Financing

On September 6, 2017, we issued $5.0 million in subordinated convertible notes (the “Convertible Notes”), in a private placement transaction with certain of our existing stockholders and their affiliated entities, including investors affiliated with certain of our directors. Pursuant to the terms thereof, the Convertible Notes automatically converted into 714,271 shares of common stock upon the consummation of our IPO.

Director and Executive Officer Compensation

See “Executive Compensation” and “Director Compensation” for information regarding compensation of directors and executive officers.

Employment Agreements

We have entered into employment agreements with our executive officers. For more information regarding these agreements, see “Executive Compensation–Narrative to 2017 Summary Compensation Table and Outstanding Equity Awards at 2017 Fiscal Year End.”

Investors’ Rights Agreement

We entered into an amended and restated investors’ rights agreement with the purchasers of our outstanding preferred stock and certain of our other stockholders, including entities with which certain of our directors are affiliated. As of December 31, 2017, the holders of approximately 23.3 million shares of our common stock are entitled to rights with respect to the registration of their shares under the Securities Act.

Indemnification Agreements and Directors’ and Officers’ Liability Insurance

We have entered into indemnification agreements with each of our directors and executive officers. These agreements require us to, among other things, indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, penalties fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer. We have obtained an insurance policy that insures our directors and officers against certain liabilities, including liabilities arising under applicable securities laws.

Policies and Procedures for Related Party Transactions

Our board of directors has adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including without limitation purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our audit committee is tasked to consider all relevant facts and circumstances, including but not limited to whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction with an unrelated third party and the extent of the related person’s interest in the transaction. All of the transactions described in this section occurred prior to the adoption of this policy.

DIRECTOR COMPENSATION

Effective as of our initial public offering in late 2017, pursuant to our non-employee director plan (the “Director Plan”), each non-employee director receives an annual retainer of $35,000 and a non-employee director serving as Chairman of the board of directors receives an additional annual retainer of $30,000. Non-employee directors who serve on one or more committees are eligible to receive the following annual committee fees:

Committee	Chair	Other Member
Audit committee	$15,000	$7,500
Compensation committee	12,500	6,250
Nominating and corporate governance committee	7,500	3,750

Under the Director Plan, each non-employee director who is elected or appointed to our board of directors will automatically be granted an option to purchase 27,417 shares of our common stock upon the director’s initial appointment or election to our board of directors, referred to as the Initial Grant. In addition, each non-employee director who is serving on our board of directors immediately following an annual stockholder’s meeting will automatically be granted an annual option to purchase 13,708 shares of our common stock on the date of such annual stockholder’s meeting, referred to as the Annual Grant. The Initial Grant will vest as to 1/36th of the shares subject to the Initial Grant each month following the applicable grant date, subject to continued service through each applicable vesting date. The Annual Grant will vest as to all of the shares subject to the Annual Grant on the earlier of the first anniversary of the applicable grant date or the next annual stockholders’ meeting, subject to continued service through the vesting date. All equity awards, including any Initial Grants and Annual Grants, held by our non-employee directors will vest in full immediately prior to the occurrence of a change in control.

In September 2017, when the board approved the Director Plan, each of our non-employee directors affiliated with a venture fund, as well as Dr. Moll, elected to forfeit their right to receive to any cash compensation under the Director Plan for fiscal year 2017.

Director Compensation Table

The following table sets forth information concerning the compensation earned by our non-employee directors during the year ended December 31, 2017:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Frederic Moll, M.D.	—	—	—
Jeffrey Bird, M.D., Ph.D.	—	—	—
Gil Kliman, M.D.	—	—	—
Emmett Cunningham, Jr., M.D., Ph.D.(2)	—	—	—
Craig Taylor	—	—	—
Shelley Thunen	$14,063	—	$14,063

(1)	As of December 31, 2017, our non-employee directors held options to purchase the aggregate number of shares of our common stock set forth in the table below.

Name	Shares Subject to Outstanding Options
Frederic Moll, M.D.	—
Jeffrey Bird, M.D., Ph.D.	—
Gil Kliman, M.D.	—
Emmett Cunningham, Jr., M.D., Ph.D.	—
Craig Taylor	—
Shelley Thunen	59,250

(2)	On April 18, 2018, Dr. Cunningham and the Board determined that Dr. Cunningham will not stand for re-election at the Company’s Annual Meeting.

EXECUTIVE OFFICERS

The following is biographical information for our executive officers, including their ages as of April 19, 2018.

Name	Age	Position(s)
Ryan Rhodes	56	President, Chief Executive Officer and Director
Mark Hair	48	Chief Financial Officer
Gabriele Zingaretti	43	Chief Operations Officer
Gregory Anderson	57	Vice President, Marketing
Chris Aronson	42	Vice President, Sales

Executive Officers

Ryan Rhodes has served as our President and Chief Executive Officer since July 2016 and as a member of our board of directors since July 2016. From January 2002 to June 2015, Mr. Rhodes held a number of positions at Intuitive Surgical Inc., a market leader in surgical robotics, including Vice-President of World-Wide Clinical Marketing, Senior Director of World-Wide Marketing and Director of Marketing. Prior to Intuitive Surgical Inc., Mr. Rhodes spent over 11 years in various management positions in sales, marketing, professional education, and market development at Ethicon Inc., a Johnson & Johnson Company. Mr. Rhodes holds a B.A. in Public Administration from San Diego State University. We believe Mr. Rhodes is qualified to serve on our board of directors due to experience in sales and marketing and his role as the chief executive of our business

Mark Hair has served as our Chief Financial Officer since January 2018. Mr. Hair most recently served as Chief Accounting Officer at Allergan plc from April 2017 to August 2017 and at ZELTIQ Aesthetics, Inc., which was acquired by Allergan plc, from May 2016 to April 2017. While at ZELTIQ, Mr. Hair was responsible for managing the organization’s accounting functions, overseeing technical accounting matters and public reporting obligations, and implementing a Sarbanes Oxley compliance program. Mr. Hair performed a similar role from January 2016 until May 2016 when he was Vice President of Finance at Accuray Inc. From October 2015 until January 2016, Mr. Hair was an independent contractor for St. Jude Medical, which purchased Thoratec Corporation, and prior to that, from September 2015 until January 2016, Mr. Hair was the Vice President and Corporate Controller at Thoratec Corporation. From May 2012 to August 2012, Mr. Hair performed a similar role while he was the Senior Vice President Finance and Corporate Controller at Diamond Foods, Inc. Before joining Diamond Foods, Inc., Mr. Hair held positions of increasing responsibility at StoneTurn Group, LLP, a financial consulting boutique and Deloitte LLP. Mr. Hair holds a B.S. in accounting and a Master of Accountancy from Brigham Young University.

Gabriele Zingaretti has served as our Chief Operations Officer since February 2016. Prior thereto, from 2008 to September 2012 Dr. Zingaretti served as our Senior Software Engineer, from September 2012 to March 2013 as one of our Vice Presidents and from 2013 until February 2016 as our Vice President of Research & Development. From 2000 to 2007, Dr. Zingaretti developed advanced algorithms for detecting breast cancer at R2 Technology, Inc. From 2007 to 2008, Dr. Zingaretti worked as Software Architect for Thermo Fisher Scientific in the proteomics group. Dr. Zingaretti received his doctorate in Biomedical Engineering from the University of Rome and participated in a two-year postdoctoral research fellowship at the Obesity Research Center at Columbia University. Dr. Zingaretti received his bachelor’s degree from ITC Antonio Pacinotti in Pisa, Italy.

Gregory Anderson has served as our Vice President of Market Development since September 2017. From August 2013 to April 2017, Mr. Anderson was the Director of US Sales for Abbott Medical Optics Inc., a division of Abbott Laboratories, or Abbott, a vision and eye healthcare company, now Johnson & Johnson Vision, a Johnson & Johnson Company. From June 2007 to August 2013, Mr. Anderson was the Vice President of Sales at OptiMedica Corp., a venture-funded company focused on cataract surgery using laser technology until it was acquired by Abbott. From December 2005 to June 2007, Mr. Anderson was the Vice President of Sales at IntraLase Inc., a company that developed laser eye surgery technologies. Mr. Anderson has a B.S. in Marketing from the University of Maryland.

Chris Aronson has served as our Vice President of Sales since February 2018. From 2004 to 2018, Mr. Aronson led the development and execution of novel go-to-market strategies and product launches while optimizing product positioning, sales growth, utilization and customer satisfaction as Senior Vice President of Sales, North America, at Cynosure, Inc., a leading developer and manufacture of a broad array of medical device systems in the laser aesthetic industry. Prior to Cynosure, Mr. Aronson served as a Sports Medicine Specialist at Stryker Corporation. Mr. Aronson has Bachelor of Arts from George Mason University.

EXECUTIVE COMPENSATION

The following is a discussion and analysis of compensation arrangements of our named executive officers (“NEOs”). This discussion contains forward looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. As an “emerging growth company” as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies.

Our compensation committee, which is appointed by our board of directors, is responsible for establishing, implementing and monitoring our compensation philosophy and objectives. We seek to ensure that the total compensation paid to our executive officers is reasonable and competitive. We have structured the compensation programs for our executives around the achievement of individual performance and near-term corporate targets as well as long-term business objectives.

Our NEOs for fiscal year 2017 and their positions with the Company were as follows:

•	Ryan Rhodes, President and Chief Executive Officer;

•	Brent Nixon, former Vice President of Global Sales; and

•	Gabriele Zingaretti, Chief Operations Officer.

Mr. Nixon resigned as our Vice President of Global Sales effective as of January 3, 2018.

2017 Summary Compensation Table

The following table sets forth total compensation earned by our NEOs for the fiscal years ending on December 31, 2016 and December 31, 2017.

Name and Principal Position	Year	Salary($)	Bonus($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total($)
Ryan Rhodes.	2017	312,402	—	—	—	—	312,402
President and Chief Executive Officer	2016	126,923	—	762,619	—	—	889,543

Brent Nixon	2017	298,560	—	30,534	31,875	—	360,969
Former Vice President of Global Sales(3)

Gabriele Zingaretti.	2017	279,087	—	10,178	—	—	289,265
Chief Operations Officer	2016	267,993	—	174,831	—	—	442,824

(1)	Amounts shown represent the grant date fair value of options granted as calculated in accordance with ASC Topic 718. See note 11 of the audited consolidated financial statements included in this Annual Report on Form 10-K for the assumptions used in calculating these amounts.
(2)	Amounts shown for Mr. Nixon represent the payments he received from us pursuant to the achievement of certain sales commission goals. We also maintain a cash annual performance-based bonus plan for each of our NEOs, but the Company did not meet certain targeted performance objectives in 2017, therefore no NEO received a bonus under our annual performance bonus plan. Please see the descriptions of the annual performance plan for our NEOs in “Narrative to 2017 Summary Compensation Table and Outstanding Equity Awards at 2017 Fiscal Year End – Terms and Conditions of 2017 Annual Bonuses” below and the description of the sales commissions paid to Mr. Nixon in “Narrative to 2017 Summary Compensation Table and Outstanding Equity Awards at 2017 Fiscal Year End – Terms and Conditions of 2017 Sales Commissions” below.
(3)	Mr. Nixon ceased employment with the Company on January 3, 2018.

Outstanding Equity Awards at 2017 Fiscal Year End

The following table lists all outstanding equity awards held by our NEOs as of December 31, 2017.

			Option Awards
Name	Vesting Commencement Date (1)		Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Ryan Rhodes.	07/25/2016	(2)	314,728	573,916	1.70	08/30/2026
Brent Nixon	05/30/2012		10,000	—	2.20	07/12/2022
	01/01/2013		15,000	—	2.20	01/30/2023
	01/01/2014	(3)	25,000	—	1.80	04/10/2024
	01/01/2015	(3)	23,000	—	1.80	02/24/2025
	02/03/2016	(3)	20,000	—	1.70	02/03/2026
	02/09/2017		6,250	23,750	1.70	04/17/2027
Gabriele Zingaretti.	10/26/2010		2,938	—	0.80	05/18/2020
	03/22/2011		5,000	—	0.90	03/22/2021
	09/30/2011		10,000	—	2.20	09/30/2021
	09/04/2012		15,000	—	2.20	11/20/2022
	01/01/2014	(3)	48,000	—	1.80	04/10/2024
	01/01/2015	(3)	20,000	—	1.80	02/24/2025
	02/03/2016	(3)	50,000	—	1.70	02/03/2026
	02/09/2017		2,083	7,917	1.70	04/17/2027

(1)	Except as otherwise noted, awards vest and, if applicable, become exercisable as to 1/48th of the shares subject to the option on each monthly anniversary of the vesting commencement date, subject to the holder continuing to provide services to us through such vesting date.
(2)	The option shall vest and become exercisable as to 25% of the shares subject to the option on the first anniversary of the vesting commencement date and as to 1/48th of the shares subject to the option on each monthly anniversary thereafter, subject to the holder continuing to provide services to us through such vesting date.
(3)	The shares subject to the option are exercisable immediately for restricted stock to the extent unvested as of exercise, and the option shall vest as to 1/48th of the shares subject to the option on each monthly anniversary of the vesting commencement date, subject to the holder continuing to provide services to us through such vesting date.

Narrative to 2017 Summary Compensation Table and Outstanding Equity Awards at 2017 Fiscal Year End

2017 Salaries

For fiscal year 2017, Mr. Rhodes’ annual base salary was $300,000, but was increased to $330,000 effective as of September 2017, Mr. Nixon’s annual base salary was $300,000 and Dr. Zingaretti’s annual base salary was $279,450.

Terms and Conditions of 2017 Annual Bonuses

Each NEOs’ target bonus opportunity is expressed as a percentage of base salary which can be achieved by meeting corporate goals at target level. Each of our NEOs’ target bonus opportunity is originally set in their employment agreements with us. The 2017 annual bonuses for Mr. Rhodes was 30%, and for Mr. Nixon and Dr. Zingaretti was 20%, of each of their respective base salaries.

For 2017, all of our NEOs were eligible to earn their annual bonuses pursuant to the achievement of certain performance objectives. The performance goals for these annual bonuses are reviewed and approved annually by our board of directors. When determining the 2017 performance bonus program for our NEOs, the board of directors set certain performance goals, using a mixture of several objectives relating to the ongoing progress of the ARTAS System’s commercialization, operational and financial matters. The board of directors reviewed results against each performance goal for 2017 in early 2018. Based on the board of directors’ assessment, no bonus funding was approved for 2017.

Terms and Conditions of 2017 Sales Commissions

For the 2017, in addition to the performance bonus amount described above, Mr. Nixon was eligible to earn commissions based upon the achievement of certain sales quota targets surrounding revenue. Each of these targets were set at levels the Company determined would require significant effort to achieve and would not be met by average or below average performance. Commissions for the targets are payable quarterly for the revenue quota targets, at the Company’s sole discretion. For fiscal year 2017, Mr. Nixon was awarded an aggregate of $31,875 for achievement of the sales commissions goals.

Terms and Conditions of 2017 Equity Award Grants

In February 2017, each of Mr. Nixon and Dr. Zingaretti was granted an option to purchase 30,000 shares and 10,000 shares of our common stock, respectively, for an exercise price of $1.70 per share, which was the fair market value of our common stock on the date of grant. The options vest and become exercisable in 48 substantially equal monthly installments starting on March 9, 2017, such that all shares will be vested on February 9, 2021, subject to Mr. Nixon and Dr. Zingaretti continuing to provide services to us through the applicable vesting date.

Terms and Conditions of Employee Arrangements with our NEOs

Offer Letter Agreements

We have entered into agreements with each of the NEOs in connection with his or her employment with us. These agreements set forth the terms and conditions of employment of each named executive officer, including base salary, initial equity award grants, and standard employee benefit plan participation. Our board of directors or the compensation committee reviews each NEO’s base salary from time to time to ensure compensation adequately reflects the NEO’s qualifications, experience, role and responsibilities.

Change in Control and Severance Arrangements

Mr. Rhodes. Under Mr. Rhodes’ employment agreement, in the event Mr. Rhodes’ employment with us is terminated by us for any reason other than “cause” (as defined below) or he resigns his employment with us for “good reason” (as defined below), and Mr. Rhodes timely executes and does not revoke a general release of claims in favor of us, then Mr. Rhodes will receive the following: (i) a lump sum cash payment equal to the sum of (x) six months of Mr. Rhodes’ base salary and (y) one additional month of Mr. Rhodes’ base salary for each full year of service with us (such period, the “severance period”); (ii) a prorated annual performance bonus based on actual achievement of applicable performance goals, payable at the same time annual performance bonuses are paid generally; (iii) company-paid COBRA premiums through the earlier of the severance period and when he becomes eligible for comparable replacement coverage; and (iv) any equity awards held by Mr. Rhodes will become vested and if applicable, exercisable with respect to that number of shares of our common stock that would have vested if Mr. Rhodes had remained employed by us during the severance period. In addition, upon the consummation of a “change in control” (as defined below) or our termination of Mr. Rhodes’ employment with us without cause or Mr. Rhodes resignation of employment with us for good reason within three months prior to a change in control, then any unvested equity awards will become fully vested and, if applicable, exercisable, and all restrictions and rights of repurchase on such awards will lapse with respect to all of the shares of our common stock subject thereto.

For purposes of the employment agreement of Mr. Rhodes, “change in control” means (i) our liquidation, dissolution or winding up, (ii) any consolidation or merger of our company, or any other corporate reorganizations, so long as our stockholders constituted immediately prior to such transaction do not hold more than 50% of the voting power of the surviving or acquiring entity immediately following such transaction, (iii) any transaction or series of related transactions in which in excess of 50% of our voting power outstanding before such transaction is transferred, or (iv) a sale, conveyance or other disposition of all or substantially all of our assets, provided that a change in control shall not include (i) a merger or consolidation with one of our wholly-owned subsidiaries, (ii) our initial public offering, (iii) a transaction effected exclusively for the purpose of changing our domicile or state of incorporation or (iv) any transaction or series of related transactions principally for bona fide equity financing purposes in which we are the surviving corporation.

For purposes of the employment agreement of Mr. Rhodes, “cause” means (i) Mr. Rhodes’ willful failure substantially to perform his duties and responsibilities to us or deliberate violation of a company policy after 30 days’ notice and an opportunity to cure such failure, (ii) Mr. Rhodes’ commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to us, (iii) unauthorized use or disclosure by Mr. Rhodes of any of our proprietary information or trade secrets or any other party to whom he owes an obligation of nondisclosure as a result of his relationship with us, or (iv) the executive’s willful breach of any of his obligations under any written agreement or covenant with us, including without limitation, his employment agreement or confidentiality agreement, after 30 days’ notice and an opportunity to cure such failure.

For purposes of the employment agreement of Mr. Rhodes, “good reason” means his resignation within 120 days of (i) the material reduction of Mr. Rhodes’ base compensation (other than in connection with a general reduction of base salaries applicable to all employees in similar positions not to exceed 10%), (ii) the relocation of Mr. Rhodes’ principal place of employment that increases his one-way commute by more than 50 miles, (iii) a material reduction by us in the kind or level of employee benefits to which Mr. Rhodes was entitled immediately prior to such reduction with the result that his overall benefits package is significantly reduced, or (iv) the significant reduction of Mr. Rhodes’ duties, authority or responsibilities (taken as a whole), relative to his duties, authority or responsibilities as in effect immediately prior to such, provided, that, in each case, Mr. Rhodes will not be deemed to have good reason unless (i) he first provides us with written notice of the condition giving rise to good reason within 30 days of its initial occurrence, (ii) we or our successor company fail to cure such condition within 30 days after receiving such written notice (the “Cure Period”), and (iii) Mr. Rhodes’ resignation based on such good reason is effective within 30 days after the expiration of the Cure Period.

Mr. Nixon. Under Mr. Nixon’s amended employment agreement, in the event Mr. Nixon’s employment with us is terminated by us for any reason other than “cause” (as defined in our 2005 Stock Plan) or he resigns his employment with us for “good reason” (as defined below), and Mr. Nixon executes and does not revoke a general release of claims in favor of us, then Mr. Nixon will receive the following: (i) continued payment of Mr. Nixon’s base salary for six months and (ii) company-paid COBRA premiums for six months following termination. In the event Mr. Nixon’s employment with us is terminated by us without cause or by Mr. Nixon for good reason during the one year period commencing on a change in control, and Mr. Nixon timely executes and does not revoke a general release of claims in favor of us, then any unvested equity awards will become fully vested and, if applicable, exercisable, and all restrictions and rights of repurchase on such awards will lapse with respect to all of the shares of our common stock subject thereto.

For purposes of the amended employment agreement of Mr. Nixon, “good reason” means (i) without express written consent, the significant reduction of Mr. Nixon’s duties, authority or responsibilities (taken as a whole), relative to Mr. Nixon’s duties, authority or responsibilities as in effect immediately prior to such reduction, (ii) the material reduction, without express written consent, of Mr. Nixon’s base salary as in effect immediately prior to such reduction (other than in connection with a general reduction of base salaries applicable to all employees in similar positions), (iii) a material reduction by us, without express written consent, in the kind or level of employee benefits to which Mr. Nixon was entitled immediately prior to such reduction with the result that his overall benefits package is significantly reduced (other than in connection with a general reduction of base salaries applicable to all employees in similar positions), (iv) the relocation of Mr. Nixon’s principal place of employment that increases his one-way commute by more than 50 miles from his then-present location, without his express written consent, or (v) our failure to obtain the assumption of Mr. Nixon’s amended employment agreement by any successors.

In connection with his separation from the Company, Mr. Nixon entered into a separation and release agreement with the Company and, in exchange for a full release of claims in favor of the Company, received a lump sum payment of six months of base salary ($150,000) and six months of company-paid COBRA premiums.

Dr. Zingaretti. Under Dr. Zingaretti’s amended employment agreement, in the event Dr. Zingaretti’s employment with us is terminated by us for any reason other than “cause” (as defined below) or he resigns his employment with us for “good reason” (as defined below), and Dr. Zingaretti executes and does not revoke a general release of claims in favor of us, then Dr. Zingaretti will receive the following: (i) continued payment of Dr. Zingaretti’s base salary for six months and (ii) company-paid COBRA premiums for six months following termination. In the event Dr. Zingaretti’s employment with us is terminated by us without cause or by Dr. Zingaretti for good reason during the one year period commencing on a change in control, and Dr. Zingaretti timely executes and does not revoke a general release of claims in favor of us, then any unvested equity awards will become fully vested and, if applicable, exercisable, and all restrictions and rights of repurchase on such awards will lapse with respect to all of the shares of our common stock subject thereto.

For purposes of the amended employment agreement of Dr. Zingaretti, “cause” means (i) Dr. Zingaretti’s willful failure substantially to perform his duties and responsibilities to us or deliberate violation of a company policy, (ii) Dr. Zingaretti’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to us, (iii) unauthorized use or disclosure by executive of any of our proprietary information or trade secrets of or any other party to whom he owes and obligation on nondisclosure as a result of his relationship with us, or (iv) Dr. Zingaretti’s willful breach of any of his obligations under any written agreement or covenant with us.

For purposes of the amended employment agreement of Dr. Zingaretti, “good reason” means (i) the material reduction, without express written consent, of Dr. Zingaretti’s base compensation as in effect immediately prior to such reduction (other than in connection with a general reduction of base salaries applicable to all employees in similar positions), (ii) the relocation of Dr. Zingaretti’s principal place of employment that increases his one-way commute by more than 50 miles without express written consent, (iii) a material reduction by us, without express written consent, in the kind or level of employee benefits to which Dr. Zingaretti was entitled immediately prior to such reduction with the result that his overall benefits package is significantly reduced (other than in connection with a general reduction of base salaries applicable to all employees in similar positions), (iv) without express written consent, the significant reduction of Dr. Zingaretti’s duties, authority or responsibilities (taken as a whole), relative to Dr. Zingaretti’s duties, authority or responsibilities as in effect immediately prior to such, or (v) our failure to obtain the assumption of Dr. Zingaretti’s amended employment agreement by any successors.

Equity Compensation Plan Information

The following table provides certain information as of December 31, 2017, with respect to all of our equity compensation plans in effect on that date.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Stockholders(1)(2)(3)	2,237,208		$2.62	271,490
Equity Compensation Plans Not Approved by Stockholders	—		—	—

Total		$

(1)	Consists of the Restoration Robotics, Inc. 2017 Incentive Award Plan, 2017 Employee Stock Purchase Plan, 2015 Equity Incentive Plan and 2005 Equity Incentive Plan, as amended.
(2)	The 2017 Equity Incentive Award Plan contains an “evergreen” provision, pursuant to which the number of shares of common stock reserved for issuance pursuant to awards under such plan shall be increased on the first day of each year beginning in 2018 and ending in 2027 equal to the lesser of (A) four percent (4%) of the shares of stock outstanding (on an as converted basis) on the last day of the immediately preceding fiscal year and (B) such smaller number of shares of stock as determined by our board of directors; provided, however, that no more than 15,000,000 shares of stock may be issued upon the exercise of incentive stock options.
(3)	The 2017 Employee Stock Purchase Plan contains an “evergreen” provision, pursuant to which the number of shares of common stock reserved for issuance under such plan shall be increased on the first day of each year beginning in 2018 and ending in 2027 equal to the lesser of (A) one percent (1%) of the shares of stock outstanding (on an as converted basis) on the last day of the immediately preceding fiscal year and (B) such smaller number of shares of stock as determined by our board of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information as to the beneficial ownership of our common stock as of April 19, 2018 for:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

•	each named executive officer;

•	each of our directors; and

•	all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of April 19, 2018 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

The percentage of shares beneficially owned is computed on the basis of 29,046,156 shares of our common stock outstanding as of April 19, 2018. This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and Schedules 13G, if any, filed with the SEC. Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Restoration Robotics, Inc., 128 Baytech Drive, San Jose, California 95134.

	Shares of Common Stock Beneficially Owned
Name of Beneficial Owner	Common Stock	Securities Exercisable Within 60 Days	Number of Shares Beneficially Owned	Percent
5% and Greater Stockholders
Sutter Hill Ventures L.P.(1)	3,092,525	—	3,092,525	10.6%
Clarus Lifesciences II, L.P.(2)	3,569,986	—	3,569,986	12.3%
Entities affiliated with Alloy Ventures(3)	3,426,627	—	3,426,627	11.8%
InterWest Partners IX, L.P.(4)	3,355,786	—	3,355,786	11.6%
Named Executive Officers and Directors
Ryan Rhodes(5)	—	407,295	407,295	1.4%
Gabe Zingaretti(6)	15,212	166,417	181,629	*
Brent Nixon	88,333	—	88,333	*
Frederic Moll, M.D.	596,476	—	596,476	2.1%
Jeffrey Bird, M.D., Ph.D.(7)	3,092,525	—	3,092,525	10.6%
Emmett Cunningham, Jr., M.D., Ph.D.(8)	—	—	—	*
Gil Kliman, M.D.(9)	3,355,786	—	3,355,786	11.6%
Craig Taylor(10)	3,426,627	—	3,426,627	11.8%
Shelley Thunen(11)	—	59,250	59,250	*
All directors and executive officers as a group (11 persons)	10,574,959	632,962	11,207,921	37.8%

*	Represents beneficial ownership of less than one percent of the outstanding shares of common stock.
(1)

As reported on Schedule 13G filed with the SEC on February 14, 2018 by Sutter Hill Ventures, Tench Coxe, James N. White, Jeffrey W. Bird, Michael L. Speiser, Stefan A. Dyckerhoff and Samuel J. Pullara III.

Consists of (i) 2,079,590 shares held by Sutter Hill Ventures; (ii) 270,622 shares held in The Coxe Revocable Trust of which Mr. Coxe is a trustee, 160,619 shares held by a retirement trust for the benefit of Mr. Coxe, 2,116 shares held in a Roth IRA for the benefit of Mr. Coxe, and 9,949 shares held by Rooster Partners, L.P. of which Mr. Coxe is a trustee of a trust which is the general partner; (iii) 41,857 shares held in The White Revocable Trust of which Mr. White is a trustee, 5,890 shares held by an irrevocable trust for the benefit of Mr. White’s children and 66,218 shares held by RoseTime Partners L.P. of which Mr. White is a trustee of a trust which is the general partner; (iv) 182,594 shares held in the Jeffrey W. and Christina R. Bird Trust of which Mr. Bird is a trustee, 40,982 shares held by an irrevocable trust for the benefit of Mr. Bird’s children and 31,747 shares held by NestEgg Holdings, LP of which Mr. Bird is a trustee of a trust which is the general partner; (v) 138,340 shares held in the Speiser Trust of which Mr. Speiser is a trustee, 3,600 shares held by a retirement trust for the benefit of Mr. Speiser and 18,892 shares held in Chatter Peak Partners, L.P. of which Mr. Speiser is a trustee of a trust which is a general partner; (vi) 18,686 shares held in the Dyckerhoff 2001 Revocable Trust of which Mr. Dyckerhoff is a trustee; and (vii) 20,823 shares held in The Pullara Revocable Trust of which Mr. Pullara is a trustee. Messrs. Coxe, White, Bird, Speiser, Dyckerhoff and Pullara are managing directors and members of the management committee of the general partner of Sutter Hill Ventures, and they share voting and dispositive power over the shares held by Sutter Hill Ventures. Mr. Coxe has sole voting and dispositive power over the shares listed in clause (ii) above. Mr. White has sole voting and dispositive power over the shares listed in clause (iii) above. Mr. Bird has sole voting and dispositive power over the shares listed in clause (iv) above. Mr. Speiser has sole voting and dispositive power over the shares listed in clause (v) above. Mr. Dyckerhoff has sole voting and dispositive power over the shares listed in clause (vi) above. Mr. Pullara has sole voting and dispositive power over the shares listed in clause (vii) above. The address for the entity and individuals listed herein is 755 Page Mill Road, Suite A-200, Palo Alto, CA 94304
(2)	As reported on Schedule 13G filed with the SEC on February 12, 2018 by Clarus Lifesciences II, L.P. (“Clarus II”), Clarus Ventures II GP, L.P. (“Clarus II GP”), Clarus Ventures II, LLC (“Clarus II GPLLC”) and Robert Liptak, Nicholas Simon, Nicholas Galakatos, Dennis Henner and Kurt Wheeler (collectively, the “Clarus Managers”). Consists of 3,569,986 shares held by Clarus II. As the general partner of Clarus II, Clarus Ventures II GP, LP, or Clarus II GP, may be deemed to own beneficially the shares listed herein. As the general partner of Clarus II GP, Clarus II GPLLC likewise may be deemed to beneficially own the shares listed herein. As the managing directors of Clarus II GPLLC, each of the Clarus Managers also may be deemed to beneficially own beneficially the shares listed herein. Clarus II, Clarus II GP, Clarus II GPLLC and each of the Clarus Managers share voting and dispositive power with regard to the shares listed herein. The address for the entities and individuals is 101 Main Street, Suite 1210, Cambridge, MA 02142.
(3)	As reported on Schedule 13G filed with the SEC on February 14, 2018 by Alloy Ventures 2002, L.P. (“2002 Ventures”), Alloy Partners 2002, L.P. (“2002 Partners”), Alloy Ventures 2002, LLC (“GP 2002”), Alloy Ventures 2005, L.P., (“2005 Ventures”), Alloy Ventures 2005, LLC, (“GP 2005”), Craig Taylor, John Shoch, Douglas Kelly, Tony Di Bona, Daniel Rubin, Ammar Hanafi, and Michael Hunkapiller. Consists of (i) 45,041 shares held by 2002 Partners; (ii) 1,668,269 shares held by 2002 Ventures; and (iii) 1,713,317 shares held by 2005 Ventures. GP 2002 serves as the sole general partner of 2002 Ventures and 2002 Partners and owns no securities of the Company directly. Messrs. Taylor, Shoch, Kelly, Rubin, and Di Bona are managing directors of GP 2002 and share voting and dispositive power over the shares held by 2002 Ventures and 2002 Partners. GP 2005 serves as the sole general partner of 2005 Ventures and owns no securities of the Company directly. Messrs. Taylor, Shoch, Kelly, Di Bona, Rubin, Hanafi and Hunkapiller are managing directors of GP 2005 and share voting and dispositive power over the shares held by 2005 Ventures. The address for the entities and individuals listed herein is c/o Alloy Ventures 1415 Hamilton Avenue Palo Alto, CA 94301.
(4)

As reported on Schedule 13G filed with the SEC on February 14, 2018 by InterWest Partners IX, LP (“IWP IX”), InterWest Management Partners IX, LLC (“IMP IX”), Phillip T. Gianos, W. Stephen Holmes III, Gilbert H. Kliman, M.D., Arnold L. Oronsky and Khaled A. Nasr. Consists of 3,355,786 shares held by IWP IX. IMP IX is the general partner of IWP IX. Each of Messrs. Gianos, Holmes, Kliman and Oronsky is a managing director of IMP IX. Mr. Nasr is a venture member of IMP IX. Each of Messrs. Gianos, Holmes, Kliman, Oronsky and Nasr share voting and investment control over the shares held by IWP IX and disclaims beneficial ownership except to the extent of his pecuniary interest. Mr. Kliman is a managing director of IMP IX and is a member of our board of directors. The address for the entities is 2710 Sand Hill Road, Suite 200, Menlo Park, CA 94025.
(5)	Consists of 407,295 shares issuable pursuant to stock options exercisable within 60 days of April 19, 2018.
(6)	Consists of (i) 15,212 shares and (ii) 166,417 shares issuable pursuant to stock options exercisable within 60 days of April 19, 2018.
(7)	Consists of the shares described in note 1 above.
(8)	On April 18, 2018, Dr. Cunningham and the Board determined that Dr. Cunningham will not stand for re-election at the Company’s Annual Meeting and the term of his board service shall terminate as of the Annual Meeting.
(9)	Consists of the shares as described in note 4 above. Dr. Kliman is a managing director of InterWest Management Partners IX, LLC which is the general partner of InterWest Partners IX, L.P., and as such may be deemed to beneficially own such shares. Dr. Kliman disclaims beneficial ownership of such shares except to the extent of any pecuniary interest.
(10)	Consists of the shares as described in note 3 above. Mr. Taylor is President of Alloy Ventures, Inc. and a managing director of GP 2002 and GP 2005 and as such may be deemed to beneficially own such shares. Mr. Taylor disclaims beneficial ownership of such shares except to the extent of any pecuniary interest.
(11)	Consists of 59,250 shares issuable pursuant to stock options exercisable within 60 days of April 19, 2018.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with during the year ended December 31, 2017.

ADDITIONAL INFORMATION

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

Brokers with account holders who are Restoration Robotics stockholders may be “householding” our proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or the Company that you no longer wish to participate in “householding.”

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, you may (1) notify your broker or (2) direct your written request to: 128 Baytech Drive, San Jose, California 95134. Stockholders who currently receive multiple copies of this Proxy Statement at their address and would like to request “householding” of their communications should contact their broker. In addition, the Company will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Form 10-K, Proxy Statement, Proxy Card or Notice of Internet Availability of Proxy Materials to a stockholder at a shared address to which a single copy of the documents was delivered.

Incorporation by Reference

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, which might incorporate future filings made by us under those statutes, the Audit Committee Report will not be incorporated by reference into any of those prior filings, nor will any such report be incorporated by reference into any future filings made by us under those statutes. In addition, information on our website, other than our proxy statement, notice and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

Other Matters

As of the date of this Proxy Statement, the board of directors does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties.

If other matters are properly brought before the Annual Meeting for action by the stockholders, proxies will be voted in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in the discretion of the proxy holder.

We have filed our Annual Report on Form 10-K for the year ended December 31, 2017 with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov and our website at http://ir.restorationrobotics.com. Upon written request by a Restoration Robotics stockholder, we will mail without charge a copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits to the Annual Report on Form 10-K. Exhibits to the Annual Report on Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. All requests should be directed to the Chief Financial Officer and Corporate Secretary, 128 Baytech Drive, San Jose, California 95134.

By Order of the Board of Directors

/s/ Ryan Rhodes
Ryan Rhodes
President and Chief Executive Officer

April 26, 2018

RESTORATION ROBOTICS, INC. 128 BAYTECH DRIVE SAN JOSE, CA 95134 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 12, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/HAIR2018 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 12, 2018. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E46872-P08012 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY RESTORATION ROBOTICS, INC. For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the The Board of Directors recommends you vote FOR number(s) of the nominee(s) on the line below. the following: 1. Election of Directors Nominees: 01) Jeffrey Bird, M.D., Ph.D. 02) Gil Kliman, M.D. The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2. To ratify the selection, by the audit committee of our board of directors, of Grant Thornton LLP, as our independent registered public accounting firm for the year ending December 31, 2018. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. E46873-P08012 RESTORATION ROBOTICS, INC. Annual Meeting of Stockholders June 13, 2018 10:00 AM, PDT This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Ryan Rhodes and Mark Hair, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of (Common/Preferred) stock of RESTORATION ROBOTICS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, PDT on June 13, 2018, via the Internet at www.virtualshareholdermeeting.com/HAIR2018, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side